Exhibit (d)(4)

Amendment No. 2 to Confidentiality Agreement

This Amendment No. 2 (this “Amendment No. 2”), dated as of May 17, 2025 (“Amendment No. 2 Effective Date”), between Blueprint Medicines Corporation (“Blueprint”) and SANOFI (“Sanofi”) amends that certain Confidentiality Agreement, dated May 24, 2024, between Sanofi and Blueprint (the “Agreement”), as amended by Amendment No. 1, dated as of November 5, 2024 (“Amendment No. 1”). Sanofi and Blueprint are each referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined in this Amendment No. 2 shall have the meanings set forth in the Agreement and Amendment No. 1.

Recitals

WHEREAS, pursuant to the Agreement and Amendment No. 1, Sanofi and Blueprint continue to engage in certain discussions related to the Potential Transaction; and

WHEREAS, the Parties desire to modify the definition of “Subject Matter,” and modify the term of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 1(f) of the Agreement is hereby amended and restated in its entirety as follows:

“Subject Matter” means Blueprint’s proprietary information regarding its business, products, product candidates and programs.

2. Section 5(a) of the Agreement is hereby revised to read:

(a) This Agreement will commence upon the Effective Date and expire on May 31, 2026, unless earlier terminated by either party upon thirty (30) days’ written notice to the other party.

3. This Amendment No. 2 shall be effective as of the Amendment No. 2 Effective Date. On and after the Amendment No. 2 Effective Date, each reference in the Agreement and Amendment No. 1 to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each similar reference in the other documents entered into in connection with the Agreement and Amendment No. 1, shall mean and be a reference to the Agreement, as amended by Amendment No. 1 and Amendment No. 2. Except as specifically amended above or by Amendment No. 1, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the Amendment No. 2 Effective Date.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kate Haviland
Name: Kate Haviland
Title: President and Chief Executive Officer

SANOFI

By:	/s/ Loic Gonnet
Name: Loic Gonnet
Title: Head of M&A

[Signature Page to NDA Amendment No. 2]